   This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated September 10, 1996, as amended and supplemented, including by the
      Supplement thereto dated October 29, 1996, and the related Letter of Transmittal, and is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker
               or dealer, the Offer will be deemed to be made on
                behalf of the Purchaser by Salomon Brothers Inc
                (the "Dealer Manager" or one or more registered
                 brokers or dealers licensed under the laws of
                               such jurisdiction.


                             RDS ACQUISITION INC.,

                          A WHOLLY OWNED SUBSIDIARY OF

                               REVCO D.S., INC.,

                         HAS INCREASED THE PRICE OF ITS
                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
            (INCLUDING THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS)

                                       OF

                                  BIG B, INC.

                                       TO

                              $17.25 NET PER SHARE

         RDS Acquisition Inc., a Delaware corporation (the "Purchaser"), which is a wholly owned subsidiary of Revco D.S., Inc., a Delaware corporation ("Revco"), has amended its offer to purchase all outstanding shares of Common Stock, par value $.001 per share (the "Common Stock"), of Big B, Inc., an Alabama corporation (the "Company"), together with the associated Common Stock purchase rights (the "Rights") issued pursuant to the Rights Agreement dated as of September 23, 1996, as amended, between the Company and First National Bank of Boston, as Rights Agent (the Common Stock, together with the associated Rights being collectively herein referred to, unless the context otherwise requires, as the "Shares"), so that the Purchaser is now offering to purchase all outstanding Shares at a price of $17.25 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated September 10, 1996 (the "Offer to Purchase"), as amended and supplemented, including by the Supplement thereto dated October 29, 1996 (the "Supplement"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

         The purpose of the Offer is to enable Revco to acquire control of, and the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all the Shares.

    -----------------------------------------------------------------------
    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 9:00 A.M., NEW YORK CITY
        TIME, ON FRIDAY, NOVEMBER 15, 1996, UNLESS THE OFFER IS EXTENDED.
    -----------------------------------------------------------------------

         THE OFFER IS CONDITIONED UPON THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN THE SUPPLEMENT) THAT NUMBER OF SHARES THAT WOULD REPRESENT A MAJORITY OF ALL OUTSTANDING SHARES ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS SET FORTH IN THE SUPPLEMENT.

         The Offer is being made pursuant to an Agreement and Plan of Merger dated as of October 27, 1996 (the "Merger Agreement"), among Revco, the Purchaser and the Company pursuant to which, following consummation of the Offer, the Purchaser will merge with the Company (the "Merger"). On the effective date of the Merger, each outstanding Share (other than Shares owned by the Purchaser, Revco or any of their subsidiaries, Shares held in the treasury of the Company and Shares owned by shareholders who perfect any available dissenters' rights under the Alabama Business Corporation Act) will be converted into the right to receive $17.25 in cash, without interest thereon.

         THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DULY ADOPTED THE MERGER AGREEMENT, INCLUDING THE PLAN OF MERGER CONTAINED THEREIN, APPROVED THE OFFER AND THE MERGER, DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF THE COMPANY, AND RECOMMENDED THAT SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

         For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser and not properly withdrawn as, if and when the Purchaser gives oral or written notice to ChaseMellon Shareholder Services, L.L.C. (the "Depositary") of the Purchaser's acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering shareholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates with respect to (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to) such Shares, (ii) a Letter of Transmittal (or a copy thereof), properly completed and duly signed, with any required signature guarantees, and, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase), and (iii) any other required documents. Accordingly, tendering shareholders may be paid at different times depending upon when such documents are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by the Purchaser, regardless of any extension of the Offer or any delay in making payment for tendered Shares.

         Except as otherwise provided below, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer. For a withdrawal to be effective, a written or fax notice of withdrawal must be timely received by the Depositary at one of its addresses as set forth below and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the certificate relating to the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates with respect to Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution (as defined in Section 2 of the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 2 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility (as defined in the Offer to Purchase) to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for any purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 of the Offer to Purchase at any time prior to the Expiration Date. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, Revco, the Company, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give information of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such information.

         Subject to the provisions of the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary.

         The information required to be disclosed by paragraph (e)(1)(vii) of Rule 14d-6 under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and the Supplement, and is incorporated herein by reference.

         The Offer to Purchase has been, and the Supplement, the related Letter of Transmittal and other relevant materials will be, mailed to record holders of Shares, and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

         THE OFFER TO PURCHASE, THE SUPPLEMENT, AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

         Questions and requests for assistance may be directed to the Dealer Manager or the Information Agent at their respective addresses and telephone numbers as set forth below. The Purchaser will not pay any fees or commissions to any broker or dealer or to any other person (other than the Dealer Manager and the Information Agent) for soliciting tenders of shares pursuant to the Offer. Additional copies of the Offer to Purchase, the Supplement, the related Letter of Transmittal and all other tender offer materials may be obtained from the Information Agent or the Dealer Manager or from brokers, dealers, commercial banks and trust companies, and will be furnished promptly at the Purchaser's expense.

                    The Information Agent for the Offer is:

                             D.F. KING & CO., INC.

                                77 Water Street
                               New York, NY 10005
                       Bankers and Brokers Call Collect:
                                 (212) 269-5550
                            Toll Free (800) 488-8075


                        The Depositary for the Offer is:

                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

                By Mail:                   By Hand or Overnight Delivery:
        ChaseMellon Shareholder                 ChaseMellon Shareholder
             Services, L.L.C.                      Services, L.L.C.
        Reorganization Department             Reorganization Department
              P. O. Box 798                          120 Broadway
             Midtown Station                          13th Floor
           New York, NY 10018                    New York, NY 10271

                              By Fax Transmission:
                                 (201) 329-8936

                          For Fax Confirmation Only by
                                   Telephone:
                                 (201) 296-4209

                      The Dealer Manager for the Offer is:

                              SALOMON BROTHERS INC

                            Seven World Trade Center
                            New York, New York 10048
                          Call Collect (212) 783-5141

October 29, 1996